UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2006

Selective Insurance Group, Inc. (Exact name of registrant as specified in its charter)

New Jersey	0-8641	22-2168890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wantage Avenue, Branchville, New Jersey		07890
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (973) 948-3000

n/a (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The following table shows the actions taken by the Salary and Employee Benefits Committee of the Board of Directors (the “Board”) of Selective Insurance Group, Inc. (the “Company”) on January 30, 2006 following its review of market data and other consideration, and in consultation with outside compensation consultants.

Named Executive Officer and Position (1)	2005 Base Salary (annualized)	2006 Base Salary (annualized)	Cash Incentive Bonuses (2)	Other Awards (3)
Gregory E. Murphy Chairman, President and CEO	750,000	$900,000	$1,248,750	$251,250
Jaime Ochiltree, III Senior Executive Vice President	390,000	$430,000	$432,900	$107,100
James W. Coleman, Jr. Executive Vice President	336,000	$350,000	$325,000
Richard F. Connell Executive Vice President and Chief Information Officer	350,000	$380,000	$388,500	$36,500
Ronald J. Zaleski Executive Vice President and Chief Actuary	333,000	$353,000	$369,630	$5,370

(1)	The Named Executive Officers are those executive officers named in the Company’s Proxy Statement dated April 6, 2005.
(2)

The Cash Incentive Bonuses are cash payments awarded under the stockholder approved Selective Insurance Group, Inc. Cash Incentive Plan (the “Cash Incentive Plan”). These awards were determined by the Salary and Employee Benefits Committee based on the Company’s attainment of certain financial and strategic objectives during 2005 and an evaluation of the performance of the above-listed Named Executive Officers against previously-established performance objectives for 2005.

(3)	The Salary and Employee Benefits Committee of the Board also awarded the amounts contained in this column to certain Named Executive Officers for personal achievement.

Form of Cash Incentive Unit Award Agreements

On January 30, 2006, the Salary and Employee Benefits Committee of the Board of the Company approved (i) a form of Cash Incentive Unit Award Agreement (the “Officer Cash Unit Agreement”), to be used in connection with grants of Cash Units under the Cash Incentive Plan to each of the Company’s executive officers and certain other officers of the Company, and (ii) a second form of Cash Incentive Unit Award Agreement (the “Employee Cash Unit Agreement”), to be used in connection with grants of Cash Units under the Cash Incentive Plan to certain of the Company’s employees and non-executive officers.

In general, the Officer Cash Unit Agreement provides that the Company grants to the recipient under the agreement an award of Cash Units (as described in the Officer Cash Unit Agreement), which have an initial value of $100.00 per unit. The number of Cash Units earned may increase or decrease based on performance goals set forth in the Officer Cash Unit Agreement. The final value of each Cash Unit shall be adjusted to reflect the percentage increase or decrease of the total shareholder return on the common stock of the Company as set forth in the Officer Cash Unit Agreement.

Generally, the Employee Cash Unit Agreement provides that the Company grants to the recipient under the agreement an award of Cash Units (as described in the Employee Cash Unit Agreement), which have an initial value of $100.00 per unit. The final value of each Cash Unit shall be adjusted to reflect the percentage increase or decrease of the total shareholder return on the common stock of the Company as set forth in the Employee Cash Unit Agreement.

The foregoing descriptions of the form of Officer Cash Unit Agreement and Employee Cash Unit Agreement are qualified in their entirety by reference to the copies of the forms of agreements, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendments to By-Laws

On January 31, 2006, the Board of the Company, based upon the recommendation of the Corporate Governance and Nominating Committee of the Board, approved amendments to the By-Laws of Selective Insurance Group, Inc., effective as of January 31, 2005, regarding the maximum age for a person to be eligible for election as a Director of the Company.

The amendments provide that the following provision be deleted:  “No present or former employee of the Company (excluding its Chief Executive Officer) who has attained his 68th birthday, shall be eligible for election as a Director of the Company; except, however, those Directors presently serving who are over the age of 65 may be reelected until their 72nd birthday.” The amendments also provide that the following sentence be revised:  “No other person who has attained his 72nd birthday shall be eligible for election as a Director.” The foregoing sentence shall now read:  “No person who has attained his 75th birthday shall be eligible for election as a Director.” The Board directed, based upon the recommendation of the Corporate Governance and Nominating Committee, that corresponding changes be made to the Company’s Corporate Governance Guidelines.

The foregoing description of the By-Laws of Selective Insurance Group, Inc., as amended and restated effective as of January 31, 2006 (the “Amended and Restated By-Laws”) is qualified in its entirety by reference to the copy of the Amended and Restated By-Laws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

3.1	By-Laws of Selective Insurance Group, Inc., as amended and restated effective as of January 31, 2006.

10.1	Form of Cash Incentive Unit Award Agreement between the Company and each of its executive officers and certain other officers of the Company, as adopted on January 30, 2006.

10.2	Form of Cash Incentive Unit Award Agreement between the Company and certain of the Company’s employees and non-executive officers, as adopted on January 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTIVE INSURANCE GROUP, INC.
(Registrant)

Date: February 3, 2006	By:	/s/ Michael H. Lanza
	Name:	Michael H. Lanza, Esq.
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	By-Laws of Selective Insurance Group, Inc., as amended and restated effective as of January 31, 2006.

10.1	Form of Cash Incentive Unit Award Agreement between the Company and each of its executive officers and certain other officers of the Company, as adopted on January 30, 2006.

10.2	Form of Cash Incentive Unit Award Agreement between the Company and certain of the Company’s employees and non-executive officers, as adopted on January 30, 2006.